EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Dave Staples, CFO	Media Contact:	Karen Aylsworth
	(616) 878-8319		(616) 878-8339

Spartan Stores Completes Merger with Seaway Food Town,
To Begin Trading August 2nd on Nasdaq as SPTN

GRAND RAPIDS, Mich.--August 1, 2000--Spartan Stores, Inc. and Toledo-based Seaway Food Town, Inc. (Nasdaq: SEWY) today announced the completion of their merger. Seaway operates 47 Food Town supermarkets and 26 The Pharm deep discount drugstores located in northwestern and central Ohio and southeastern Michigan.

As a result of the merger, Seaway Food Town's common stock will be delisted from the Nasdaq National Market, effective at the close of trading today, and, starting tomorrow, the common stock of Spartan Stores, Inc. will begin trading on Nasdaq under the SPTN ticker symbol.

For the fiscal year ended March 25, 2000, Spartan Stores and Seaway Food Town had combined pro forma revenues of $3.8 billion and earnings before interest, taxes, depreciation, amortization and restructuring charges or credits of $112 million.

James B. Meyer, President and Chief Executive Officer of Spartan Stores, stated, "We are very pleased to complete the merger with Seaway Food Town. Food Town and The Pharm are key additions as we seek to expand our retail grocery business. In the past year and a half, we acquired four supermarket chains in Michigan totaling 46 stores. Today, with Seaway, we now operate 119 stores in Michigan and Ohio. Our growing presence in the retail segment of the grocery industry, when combined with our existing wholesale operations, definitely strengthens our competitive position against the other larger retail chains and wholesalers."

In conjunction with the merger, each share of Seaway common stock is converted into one share of Spartan Stores' new common stock and a cash payment of $5.00. Spartan Stores' shareholders receive 1.336 shares of Spartan Stores' new common stock for each Class A share of Spartan Stores' stock currently owned. LaSalle Bank N.A., Spartan Stores' transfer agent, is mailing to each Seaway Food Town and Spartan Stores shareholder a letter of transmittal that will explain how to exchange the existing stock certificates.

Mr. Meyer continued, "This is certainly an exciting moment in Spartan Stores' history. Becoming a publicly traded company provides us access to capital markets that can help fund our future growth plans. We also understand Wall Street's microscope on a public company's financial performance and, between the synergies of the merger and several initiatives in place to improve efficiency, we are working on significantly improving our operating margin."

As previously announced, Spartan Stores' management expects annual synergies from the merger to exceed $6 million in the first full fiscal year ending March 30, 2002, increasing thereafter, primarily from purchasing leverage, volume efficiencies and corporate overhead cost reductions.

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"Now, our top priority related to the merger is to integrate Seaway's operations with Spartan's," Mr. Meyer said. "Over the past two months, we have learned a great deal about how Seaway operates and have been developing plans for the integration. Today, we will start the process of implementing these plans."

"We will continue to manage Seaway's operations from its Maumee offices, with some administrative functions remaining in Maumee. We also will continue to use the warehouses to receive and distribute merchandise to Food Towns and Pharms. As for the stores, we, like every other retailer, will closely evaluate on an ongoing basis each store's performance as well as market conditions and then make decisions accordingly."

Mr. Meyer concluded, "We know that Food Town and The Pharm are an important part of the community and support a number of charities, events and causes. It is our plan to continue to be an outstanding corporate citizen in northwestern Ohio."

With the Seaway merger, Spartan Stores owns and operates 119 supermarkets and drugstores in Michigan and Ohio under the banners of Ashcraft's Markets, Food Town, Family Fare Supermarkets, Glen's Markets, Great Day Markets, and The Pharm. The company also serves 400 independent grocery stores and 9,600 convenience stores as a wholesale distributor.

FORWARD-LOOKING STATEMENTS

This press release contains expectations and other forward-looking statements about the merger of Spartan Stores, Inc. and Seaway Food Town, Inc. and the business and operations of Spartan Stores that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause such a difference are described in the Spartan Stores' Registration Statement on Form S-4, the Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statement.

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